Exhibit 23.1

Independent Registered Public Accounting Consent

We consent to the incorporation by reference in this Registration Statement of eXoZymes Inc. on Form S-3 of our report dated March 31, 2025, with respect to our audit of the consolidated financial statements of eXoZymes Inc. as of and for the years ended December 31, 2024 and 2023 appearing in the Annual Report on Form 10-K of eXoZymes Inc. for the years ended December 31, 2024 and 2023. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RBSM LLP

PCAOB ID 587

January 16, 2026

Las Vegas, Nevada